UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

EyePoint Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EyePoint Pharmaceuticals, Inc.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 18, 2025

Supplement No. 1 to Definitive Proxy Statement Dated April 28, 2025

EyePoint Pharmaceuticals, Inc. (the “Company”) is filing this supplement (this “Supplement”) dated May 9, 2025 to its definitive proxy statement dated April 28, 2025 (the “Proxy Statement”), relating to the Company’s 2025 Annual Meeting of Stockholders to be held on June 18, 2025. The Company is providing this Supplement solely to correct an inadvertent error on page 38 of the Proxy Statement related to the Company’s equity overhang.

The sixth paragraph under the heading “Background” on page 38 of the Proxy Statement is hereby amended and restated as follows (corrections and clarifications are marked, with new text underlined, and deleted text stricken through):

We have carefully modeled our projected future share usage and needs for current employees and expected new hires to determine the appropriate Share Increase amount. We studied the effect this Share Increase and its approval would have on the total overhang of our equity program. As of April 23, 2025, the Company’s equity overhang, represented by (a) the sum of all outstanding share options and other awards, plus the number of shares available for issuance pursuant to future awards under the 2023 Plan, as a percentage of (b) the number of shares of common stock outstanding as of April 23, 2025 was approximately ~~16%~~ 19%. If the 2023 Plan Amendment is approved by our stockholders and all shares utilized, our equity overhang would be approximately ~~19%~~ 23%.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically set forth in this Supplement, this Supplement does not change or update any of the other disclosures contained in the Proxy Statement. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so. Capitalized terms used but not otherwise defined in this Supplement have the meanings assigned to those terms in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.